EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Icahn Enterprises L.P. and to the incorporation by reference therein of our report dated February 28, 2012 (except for the segment information presented in Notes 2, 3, and 10 as to which the date is February 27, 2013 and the discontinued operations information presented in Notes 4, 5, 20 and 23 as to which the date is April 26, 2013) with respect to the consolidated financial statements of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31, 2011 and 2010 that was included in the May 2, 2013 joint Form 8-K of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
May 3, 2013